Exhibit 99.B.8(g)(2)

AGREEMENT

Liberty Life Assurance Company of Boston (the “Company”) and Columbia Management Distributors, Inc. (the “Distributor”) mutually agree to the arrangements set forth in this Agreement (the “Agreement”) dated as of February 2, 2007.

WHEREAS, Distributor is the distributor of the Columbia Funds Variable Insurance Trust I (the “Fund”); and

WHEREAS, the Company issues variable life insurance contracts (the “Contracts”); and

WHEREAS, amounts invested in the Contracts by contract holders are deposited in separate accounts of the Company which in turn purchase shares of the portfolios of the Fund, each of which is an investment option offered by the Contracts; and

WHEREAS, the Distributor wishes to retain the Company to render certain administration services, including but not limited to those services listed on Schedule A hereto, for the Fund in connection with the Contracts and the Company is willing to render such services; and

WHEREAS, the Company desires to be compensated for providing such administration services to the Fund; and

NOW THEREFORE, the parties agree as follows:

1.             Administration Expense Payments.

(a)           The Distributor agrees to pay from its own resources to the Company, and the Company agrees to accept as full compensation for all services rendered hereunder, an amount equal to 0.25 % of the average aggregate amount invested by the Company in the Fund that are attributable to the Contracts during each calendar month.  The average aggregate amount invested in the Fund over a one month period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of Shares of the Fund held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.  The Company acknowledges that the Fund does not have responsibility for any payments pursuant to this Section.

(b)           The Company shall calculate the payment contemplated by this Section 1 at the end of each calendar month and will provide an invoice for payment within 30 days thereafter.

2.             Nature of Payments.

The parties to this Agreement recognize and agree that the Adviser’s payments to the Company are for administration services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Fund shares; and are not otherwise related to investment advisory or distribution services or expenses.  The amount of administration expense payments made by the Distributor to the Company pursuant to Section 1(a) of this Agreement are not intended to be, and shall not be deemed to be, indicative of the  actual costs to the Company of providing administration services to the Fund.

3.             Term.

This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 4 thereof.

4.                                       Confidential Relationship.

The Company agrees that it will, on behalf of itself and its officers and employees, treat all information germane to this Agreement as confidential and not to be disclosed to any person except as may be authorized by the Fund, or as may be requested by, or required to be filed with, any regulatory agency.

5.             Termination.

(a)           This Agreement will be terminated upon mutual agreement of the parties hereto in writing.

(b)           Either party to this Agreement may, by notice to the other party delivered more than sixty (60) days prior to the expiration of any one-year term of this Agreement, elect to terminate this Agreement as of the end of such term.

6.             Amendment.

This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

7.             Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

(a)           to the Distributor, at:

Columbia Management Distributors, Inc.

One Financial Center

Boston, MA 02111

Attention:  Secretary

(b)           to the Company, at:

Liberty Life Assurance Company of Boston

175 Berkeley St.

Boston, MA 02117

Attention:  Executive Vice President with a copy to the General Counsel

7.             Miscellaneous.

(a)           Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns.  The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b)           Assignment.  Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned (as “assignment” is defined in the Investment Advisers Act of 1940, as amended) without the written consent of the other party.

(c)           Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(d)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e)           Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to the conflict of law principles thereof.

(f)            Severability.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY LIFE ASSURANCE COMPANY OF BOSTON		COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By:	/s/ Stephen M. Batza	/s/ Robin G. Smith
Name:	Stephen M. Batza	Name: Robin G. Smith
Title:	COO	Title: Senior Vice President

SCHEDULE A

ADMINISTRATION SERVICES BY THE COMPANY FOR THE FUND

Maintenance of books and records

•                                          Maintain an inventory of shares purchased to assist transfer agent in recording issuance of shares.

•                                          Perform miscellaneous accounting services to assist transfer agent in recording transfers of shares (via net purchase orders).

•                                          Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

Purchase orders

•                                          Determination of net amount of cash flow into the Fund.

•                                          Reconciliation and deposit of receipts at Fund (wire order) and confirmation thereof.

Redemption orders

•                                          Determination of net amount required for redemptions by Fund.

•                                          Notification to Fund of cash required to meet payments.

•                                          Cost of share redemptions.

Reports

•                                          Periodic information reporting to the Fund.

•                                          Distribution of annual and semi-annual shareholder reports, prospectus and account statements (to existing contract owners).

Other administration support

•                                          Policyholder-level accounting services.

•                                          Providing other administration support to the Fund as mutually agreed between the Company and the Fund.

•                                          Relieving the Fund of other usual or incidental administration services provided to individual shareholders.

•                                          Preparation of reports to third party reporting services.

•                                        Other similar services the Distributor may reasonably request to the extent permitted under applicable federal and state law

Dated:    February 2, 2007